UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PERFICIENT, INC.

(Name of Registrant as Specified in Its Charter)

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PERFICIENT, INC.

1120 South Capital of Texas Highway, Building 3, Suite 220
Austin, Texas 78746

Notice of Annual Meeting of Stockholders
To Be Held June 26, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of the Stockholders of Perficient, Inc. ("Perficient" or the "Company") will be held at the Company's headquarters located at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746 on June 26, 2007 at 9:00 a.m. Central Time, for the following purposes:

1. To elect five directors to hold office for a term of one year or until their successors have been duly elected and qualified; and

2. To approve the Company’s Omnibus Incentive Bonus Plan; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on April 27, 2007 as the record date for the determination of stockholders of Perficient entitled to notice of and to vote at the Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746, during ordinary business hours for the ten-day period prior to the 2007 Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

Whether or not you plan to attend the 2007 Annual Meeting, you are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States. You may revoke your proxy at any time prior to the 2007 Annual Meeting. If you decide to attend the 2007 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the 2007 Annual Meeting.

By Order of the Board of Directors /s/ Paul E. Martin Paul E. Martin Secretary

PERFICIENT, INC.
1120 South Capital of Texas Highway, Building 3, Suite 220
Austin, Texas 78746

Proxy Statement for Annual Meeting of Stockholders

This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Perficient, Inc., a Delaware corporation ("Perficient" or the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on June 26, 2006 at the Company's headquarters located at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746 at 9:00 a.m. Central Time, and at any adjournment thereof. This Proxy Statement and the accompanying Notice and Proxy are being mailed to stockholders on or about May 7, 2007. The principal executive offices of Perficient are located at the address listed above.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of record of Perficient common stock, $.001 par value per share (the "Common Stock"), at the close of business on the record date, April 27, 2007 (the "Record Date"), will be entitled to vote at the Meeting and at all adjournments thereof. On the Record Date, there were outstanding and entitled to vote 29,296,669 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Votes cast, either in person or by proxy, will be tabulated by Continental Stock Transfer & Trust Company, the Company's transfer agent.

Quorum Required

The Company's bylaws provide that the holders of a majority of the Company's outstanding shares of stock entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Effect of Broker Non-Votes and Abstentions

A broker "non-vote" occurs on an item when shares held by a bank, broker or other nominee are present or represented at the meeting but such nominee is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instruction is given. Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter.

Proxies

If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board of Directors as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may determine to reduce the size of the Board of Directors. A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, by duly executing and delivering to the Secretary of Perficient a proxy bearing a later date, or by voting in person at the Meeting.

Solicitation of Proxies

Perficient will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Perficient may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of Perficient. No additional compensation will be paid to these individuals for any such service. In addition, Perficient has hired Morrow & Co., Inc. to assist Perficient with the solicitation of proxies from stockholders for a fee of approximately $6,500 plus costs and expenses to aid in the solicitation of proxies and to verify records relating to the solicitation.

PROPOSAL 1. ELECTION OF DIRECTORS.

At this year's Meeting, five directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders:

John T. McDonald
Ralph C. Derrickson
Max D. Hopper
Kenneth R. Johnsen
David S. Lundeen

Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

If any of the Nominee Directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by us, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

The name and age of each of the executive officers, current directors and Nominee Directors of Perficient, and their respective positions with Perficient. Additional biographical information concerning each of the Nominee Directors and executive officers, including the period during which each such individual has served Perficient, follows the table.

Name	Age	Position
John T. McDonald	43	Chairman of the Board and Chief Executive Officer
Jeffrey S. Davis	42	President and Chief Operating Officer
Paul E. Martin	46	Chief Financial Officer, Treasurer and Secretary
Timothy J. Thompson	46	Vice President of Client Development
Richard T. Kalbfleish	51	Controller and Vice President of Finance and Administration
Ralph C. Derrickson	48	Director
Max D. Hopper	71	Director
Kenneth R. Johnsen	53	Director
David S. Lundeen	44	Director

John T. McDonald joined us in April 1999 as Chief Executive Officer and was elected Chairman of the Board in March 2001. From April 1996 to October 1998, Mr. McDonald was President of VideoSite, Inc., a multimedia software company that was acquired by GTECH Corporation in October 1997. From May 1995 to April 1996, Mr. McDonald was a Principal with Zilkha & Co., a New York-based merchant banking firm. From June 1993 to April 1996, Mr. McDonald served in various executive positions at Blockbuster Entertainment Group. From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom in New York, focusing on mergers and acquisitions and corporate finance. Mr. McDonald currently serves as a member of the board of directors of Interstate Connections, Inc. Mr. McDonald received a B.A. in Economics from Fordham University and a J.D. from Fordham Law School.

Jeffrey S. Davis became our Chief Operating Officer upon the closing of the acquisition of Vertecon in April 2002 and was named our President in 2004. He previously served the same role since October 1999 at Vertecon prior to its acquisition by Perficient. Prior to Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen's Business Consulting Practice starting in January 1999 where he was responsible for defining and managing internal processes, while managing business development and delivery of products, services and solutions to a number of large accounts. Prior to Arthur Andersen, Mr. Davis worked at Ernst & Young LLP for two years, Mallinckrodt, Inc. for two years, and spent five years at McDonnell Douglas in many different technical and managerial positions. Mr. Davis has a M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

Paul E. Martin joined us in August 2006 as Chief Financial Officer, Treasurer and Secretary. From August 2004 until February 2006, Mr. Martin was the Interim co-Chief Financial Officer and Interim Chief Financial Officer of Charter Communications, Inc. ("Charter"), a publicly traded multi-billion dollar revenue domestic cable television multi-system operator. From April 2002 through April 2006, Mr. Martin was the Senior Vice President, Principal Accounting Officer and Corporate Controller of Charter and was Charter's Vice President and Corporate Controller from March 2000 to April 2002. Prior to Charter, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products with multi-billion dollar revenues. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc., a publicly traded multi-million dollar revenue sporting goods manufacturer and distributor. Mr. Martin received a B.S. degree with honors in accounting from the University of Missouri - St. Louis.

Timothy J. Thompson joined us as Vice President of Client Development upon the closing of the acquisition of Vertecon in April 2002. In this capacity, Mr. Thompson serves as the top sales and marketing executive for the Company, and is responsible for sales process enablement, territory management, forecasting, and various other strategic management duties. From 1999 to 2002, he served as the top sales and marketing executive at Vertecon prior to its acquisition by Perficient. Prior to joining Vertecon in 1999, Mr. Thompson was the Director of Business Development for the Great Plains Market Circle at Arthur Andersen.

Richard T. Kalbfleish joined us as Controller in November 2004 and became Vice President of Finance and Administration and Assistant Treasurer in May 2005. In August 2006, Mr. Kalbfleish became our Principal Accounting Officer. Prior to joining us, Mr. Kalbfleish served as Vice President of Finance and Administration with IntelliMark/Technisource, a national IT staffing company, for 11 years. Mr. Kalbfleish has over 21 years of experience at the Controller level and above in a number of service industries with an emphasis on acquisition integration and accounting, human resources and administrative support. Mr. Kalbfleish has a B.S.B.A. in Accountancy from the University of Missouri - Columbia.

Ralph C. Derrickson became a member of our Board of Directors in July 2004. Mr. Derrickson has more than 25 years of technology management experience in a wide range of settings including start-up, interim management and restructuring situations. Currently Mr. Derrickson is President and CEO of Carena, Inc. Prior to joining Carena, Inc., Mr. Derrickson was managing director of venture investments at Vulcan Inc., an investment management firm with headquarters in Seattle, Washington from October 2001 to July 2004. Mr. Derrickson is the Managing Director of RCollins Group, LLC, a management advisory firm that provides strategic advisory services to start-up and growth technology companies. He has served on the boards of numerous companies in the past five years including Magis Networks, Inc., Audience, Inc., JiWire, Inc., and Carena, Inc. Mr. Derrickson is on the faculty of the School of Management at the University of Washington and serves as an advisor to the Director of the Center for Innovation and Entrepreneurship at the University of Washington. He is also a member of the Advisory Board of the Center on Materials and Devices for Information Technology Research at the University of Washington. Mr. Derrickson holds a Bachelor of Technology degree in Systems Software Science from the Rochester Institute of Technology.

Max D. Hopper became a member of our Board of Directors in September 2002. Mr. Hopper began his information systems career in 1960 at Shell Oil and served with Electronic Data Systems, United Airlines and Bank of America prior to joining American Airlines. During Mr. Hopper's twenty-year tenure at American Airlines, he served as Chief Information Officer and as Chief Executive Officer of several business units. Most recently, he founded Max D. Hopper Associates, Inc., a consulting firm that specializes in the strategic use of information technology and eBusiness. Mr. Hopper currently serves on the board of directors for several companies such as Gartner Group, and several other private corporations.

Kenneth R. Johnsen became a member of our board of directors in July 2004. Mr. Johnsen is currently a partner with Aspen Advisors, LP. From January 1999 to October 2006, Mr. Johnsen served as President, CEO and Chairman of the Board of Parago Inc., a marketing services transaction processor. Before joining Parago Inc. in 1999, he served as President, Chief Operating Officer and Board Member of Metamor Worldwide Inc., an $850 million public technology services company specializing in information technology consulting and implementation. Metamor was later acquired by PSINet for $1.7 billion. At Metamor, Mr. Johnsen grew the IT Solutions Group revenues from $20 million to over $300 million within two years. His experience also includes 22 years at IBM where he held general management positions, including Vice President of Business Services for IBM Global Services and General Manager of IBM China/ Hong Kong Operations. He achieved record revenues, profit and customer satisfaction levels in both business units.

David S. Lundeen became a member of our Board of Directors in April 1998. From March 1999 through 2002, Mr. Lundeen was a partner with Watershed Capital, a private equity firm based in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments and acted as a consultant and advisor to various businesses. From June 1995 to June 1997, he served as the Chief Financial Officer and Chief Operating Officer of BSG Corporation. From January 1990 until June 1995, Mr. Lundeen served as President of Blockbuster Technology and as Vice President of Finance of Blockbuster Entertainment Corporation. Prior to that time, Mr. Lundeen was an investment banker with Drexel Burnham Lambert in New York City. Mr. Lundeen currently serves as a member of the board of directors of Parago, Inc., and as Chairman of the Board of Interstate Connections, Inc. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and an M.B.A. from the University of Chicago in 1988. Our Board of Directors has determined that Mr. Lundeen is an audit committee financial expert, as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission.

All directors hold office until the next annual meeting of our stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal. There are no family relationships between any of our directors and executive officers.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Meeting. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of each of the Nominee Directors.

The Board of Directors recommends a vote "FOR" the election of each of the Nominee Directors.

COMPOSITION AND MEETINGS OF THE
BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors is currently comprised of five directors. The Board of Directors has affirmatively determined that a majority of the directors qualify as independent directors as defined by Securities and Exchange Commission regulations and Nasdaq Stock Market listing standards. The independent directors are Ralph C. Derrickson, Max D. Hopper, Kenneth R. Johnsen and David S. Lundeen.

During fiscal year 2006, the Board of Directors held eight meetings and acted by unanimous written consent six times. Each of the directors participated in at least 90% of the aggregate of all meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended December 31, 2006. All members of the Board of Directors are encouraged to attend the annual meetings of stockholders.

Committees of the Board of Directors

The Board of Directors has created a Compensation Committee, a Nominating Committee and an Audit Committee. Each member of the committees is independent as defined by Securities and Exchange Commission regulations and Nasdaq Stock Market listing standards.

Compensation Committee

The Compensation Committee establishes salaries, incentives and other forms of compensation for Perficient's directors, executive officers and key employees and administers its equity incentive plans and other incentive and benefit plans. This committee held three meetings and acted seven times by unanimous written consent during fiscal year 2006. The members of the Compensation Committee are Max D. Hopper, Kenneth R. Johnsen, and David S. Lundeen. Mr. Lundeen serves as chairman of the Compensation Committee. A copy of the current Compensation Committee charter is available on our website, www.perficient.com.

Audit Committee

The Board of Directors has created an Audit Committee. Each member of the Audit Committee is independent as defined by Nasdaq Stock Market listing standards.

The Audit Committee has the sole authority to appoint, retain and terminate the Company's independent accountants and is directly responsible for the compensation, oversight and evaluation of the work of the independent accountants. The independent accountants report directly to the Audit Committee. The Audit Committee also has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with our independent accountants and must pre-approve all auditing and permitted non-audit services to be performed for us by the independent accountants, subject to certain exceptions provided by the Securities Exchange Act of 1934. A copy of the current Audit Committee Charter is available on our website, www.perficient.com.

This committee held four meetings during fiscal year 2006. The members of the Audit Committee are Max D. Hopper, David S. Lundeen and Ralph C. Derrickson. Mr. Lundeen serves as chairman of the Audit Committee. The Board of Directors has determined that Mr. Lundeen is qualified as our Audit Committee financial expert within the meaning of Securities and Exchange Commission regulations and that he has accounting and related financial management expertise within the meaning of the listing standards of the Nasdaq Stock Market. The Board of Directors has affirmatively determined that Messrs. Hopper, Lundeen and Derrickson qualified as independent directors as defined by the Nasdaq Stock Market listing standards and believes that each member has sufficient knowledge and experience in financial matters to perform his duties on the committee.

Nominating Committee

The Nominating Committee is responsible for advising the Board of Directors on appropriate composition of the board and its committees, evaluating potential director nominees and nominating directors for election, approving the compensation for non-employee directors, advising the Board of Directors on corporate governance practices and overseeing new director orientation and the annual review of the performance of the Board of Directors. The Nominating Committee was created by resolution of the Board of Directors and does not have a formal charter.

This committee held no meetings and did not act by unanimous written consent during fiscal year 2006. The members of the Nominating Committee are David S. Lundeen and Max D. Hopper.

Identification of Director Candidates

The Nominating Committee is responsible for evaluating potential or suggested director nominees and identifying individuals qualified to become members of the Board of Directors. This committee will also evaluate persons suggested by stockholders and conduct the appropriate inquiries into the backgrounds and qualifications of all possible nominees. The Nominating Committee will establish criteria for selecting new director nominees and will determine each proposed nominee's qualifications for service on the Board of Directors. Each nominee should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to the Company.

Pursuant to the bylaws of Perficient, nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote in the election of Directors at the meeting who complies with the notice procedures set forth in this paragraph. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. Such stockholder's notice shall set forth:

(A) the name, age, business address and residence address of such person;

(B) the principal occupation or employment of such person;

(C) the class and number of shares of the corporation which are beneficially owned by such person;

(D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serve as a director if elected).

Any nominations received from stockholders must be in full compliance with applicable laws and with the bylaws of Perficient.

Communications with the Board

Communications by stockholders or by other parties may be sent to the Board of Directors by U.S. mail or overnight delivery and should be addressed to the Board of Directors c/o Secretary, Perficient, Inc., 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746. Communications directed to the Board of Directors, or one or more directors, will be forwarded directly to the designated director or directors and may be made anonymously.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

Overview

The Compensation Committee of the Board of Directors (“Compensation Committee”) is responsible for reviewing, evaluating, and approving the agreements, plans, policies and programs of the Company to compensate its officers and directors. The Compensation Committee consists of Messrs. Hopper, Johnsen and Lundeen, with Mr. Lundeen serving as Chairman. None of these committee members was an officer or employee of our company or any of our subsidiaries at any time during fiscal 2006 or at any other time. None of our executive officers served on the board of directors of any company of which one of our directors was an executive officer.

The Committee makes all compensation decisions for the Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). The CEO annually reviews the performance of the named executive officers, other than himself, and presents individual compensation recommendations to the Compensation Committee. The Compensation Committee has the authority to exercise discretion in accepting, modifying, or disregarding compensation recommendations.

Executive Compensation Objectives and Elements of Compensation

During 2006, we awarded varying types of compensation to our named executive officers set forth in the “Summary Compensation Table” at page 10, who are the CEO, COO, Chief Financial Officer (“CFO”), Vice President of Strategic Finance (former CFO), Vice President of Finance and Administration (“VP-Finance & Administration”), and the Vice President of Client Development (“VP-Client Development”). The objectives of our compensation programs are:

•	To recruit and retain the top management available to support our rapid growth;
•	To allow employees to acquire a proprietary interest in the Company as an incentive to remain employed with the Company; and
•	To reward employees for service to the Company by delivering salaries that appropriately recognize job responsibilities and individual performance.

Our compensation programs are designed to attract, retain, and reward executives who are responsible for achieving the business objectives necessary to assure both revenue and profit growth while providing our clients with the highest quality solutions and services. A significant portion of compensation paid to executives is directly related to delivering revenue and profit growth and other factors that influence shareholder value, thereby aligning closely with our shareholders’ interest. This leads the Company to focus more on variable compensation than on base salary. The Company’s variable compensation programs for executives are structured to pay for high performance and are typically dependent on the Company’s financial results. It is the Company’s view that an incentive-based compensation philosophy keeps management motivated and retains top executives to ensure the Company’s long-term success. Each executive officer is rewarded with the following types of cash and non-cash compensation:

•	Base salary;
•	Performance based annual cash bonus award;
•	Long-term equity incentive compensation;
•	Company-sponsored employee benefits, such as life, health and disability insurance benefits, and a qualified savings plan (401(k));
•	Limited perquisites; and
•	Upon termination or a change in control, severance and accelerated vesting of long-term equity awards.

There is no predetermined policy for allocating compensation between these elements, and each type of compensation is designed to achieve a specific purpose in line with management’s compensation program objectives. Salary is the only guaranteed portion of the compensation items listed, however, because bonus targets established by the Compensation Committee have been met, bonus has been paid to our key executive officers in each of the last three years (while employed by the Company). Equity based awards are determined based on a compensation benchmarking analysis performed by a third party. Awards are approved by the Compensation Committee when an additional incentive or reward is determined by the Compensation Committee to be advisable.

Base Salary

Our named executive officers are offered a competitive salary in order to retain their services and to also reward their performance with the Company. For both the CEO and COO, salary is predetermined as part of a written employment agreement that has been approved by the Compensation Committee. For 2006, both the CEO and COO received a base salary of $250,000. Effective April 1, 2007, the Compensation Committee changed the structure of executive compensation for these two officers by eliminating perquisites and increasing base salary to $285,000. The base salary of our other executive officers is recommended by the CEO and approved by the Compensation Committee. See further detail of annual base salary at the “Summary Compensation Table” on page 10.

Several factors are considered by the Compensation Committee when determining and approving an employment agreement or arrangement. These include the executive officer’s performance relevant to the Company’s goals and objectives, for example, the Company’s financial performance and relative shareholder return. For newly hired executives, the individual’s relevant experience is considered.

The Compensation Committee also utilized the analysis of an independent compensation consultant to determine if the Company’s executive officer compensation, including base salary, is comparable to the Company’s peers and a market average. This market average was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the computer programming services industry with average revenues of approximately $185 million and average market capitalization of $566 million (“external market”). The following companies were included in the peer group: Computer Programs & Systems, Inc., Secure Computing Corporation, Advent Software, Inc., Synaptics, Incorporated, QuadraMed Corporation, EPIQ Systems, Inc., Computer Task Group, Inc., iGATE Corporation, Kanbay International, Inc., and Syntel, Inc. Published survey compensation data from the following sources was utilized: William Mercer, Watson Wyatt, World at Work, and the Economic Research Institute. The analysis showed that the Company’s executive officers have a base salary that is approximately 80% of the external market midpoint. The Compensation Committee uses this report as verification that the base salary is close to the market midpoint or slightly below, which allows for more emphasis on variable compensation and is in line with the Company’s compensation program objectives.

Performance Based Executive Bonus Plan

We award our named executive officers, excluding our VP-Client Development, cash bonuses under the Executive Bonus Plan, which is tied to operating performance. The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Compensation Committee has the discretion to determine the appropriate performance criteria, which is objective and established in writing during the first quarter of each year. Typically, these targets include Cash Earnings Per Share (“CEPS”) targets and Generally Accepted Accounting Principles Earnings Per Share (“GAAP EPS”) targets that must be met each quarter and are discussed and agreed upon by the Compensation Committee and management during the Company’s annual planning process. CEPS is a performance measure defined as net income plus amortization of intangibles and stock compensation, including related tax effects, divided by shares used in computing diluted net income per share, which is not in compliance with Generally Accepted Accounting Principles (“GAAP”). In 2006, the bonus payments were contingent upon realization of fully diluted CEPS and GAAP EPS of at least $0.508 and $0.336, respectively, for the year. These targets were reassessed by the Compensation Committee after any significant transaction of the Company, such as an acquisition, and can be changed if the Compensation Committee deems it necessary. The CEO and COO bonus, as discussed in their respective employment agreements with the Company, can be up to 200% of Base Salary, plus additional amounts if approved by the Compensation Committee. The form and structure of bonuses paid to these or other executive officers must be approved by the Compensation Committee. See detail of annual bonus payments at the “Summary Compensation Table” on page 10. Bonus payments are offered to reward management for implementing and monitoring the objectives of the Company in line with the Company’s financial goals.

The Compensation Committee also utilized the analysis of an independent compensation consultant to determine if the Company’s executive officer compensation, including bonus payments, compared to its peers and a market average (see discussion above under “Base Salary” for further discussion). The Company’s annual incentive targets were assessed on the basis of total cash, including base salary and annual incentive payments. The analysis showed that the Company’s executive officers receive total cash (including annual incentive bonus payments) that is approximately 96% of the external market midpoint.

In January 2007, the Compensation Committee established the targets for the named executive officers, excluding the VP-Client Development, as part of the 2007 Executive Officers Bonus Plan. The table below lists the 2007 target bonus awards as a percent of base salary for our named executive officers:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	300%
COO	200%	300%
CFO	60%	90%
VP-Finance & Administration	30%	45%

The named executive officers above are eligible to receive their target bonus if the following Cash and GAAP EPS targets are met or exceeded for 2007: $0.745 total Cash EPS and $0.54 total GAAP EPS. The named executive officers may receive up to the maximum bonus percentage to the extent the Cash and GAAP EPS targets are exceeded up to 1.5 times the targets. The Compensation Committee has full discretion to alter bonus amounts, even if the targets are met or exceeded. In order to meet these targets, the Company’s Cash and GAAP EPS must meet the predetermined targets after considering the estimated bonus payout. No bonus amounts are paid if the targets are not met.

Business Development Executive Commission Plan

Our VP-Client Development is not eligible for the Executive Bonus Plan; however, he participates in the Business Development Executive Commission Plan. This plan is applicable for all Business Development Executives and provides a percentage commission on certain revenue targets. Each Business Development Executive is assigned a services revenue quota and a software margin quota that is based primarily on prior year results, Company growth objectives, and projected sales opportunities. Business Development Executives must attain a minimum of 60% of their established quota to be eligible for commissions. Services commissions range from 2% to 6% of project revenue and software commissions range from 10% to 15% of margin.

Long-Term Equity Incentive Compensation

Share-based compensation such as stock options and restricted stock awards are granted to executive officers on a discretionary basis by the Compensation Committee. The Company does not have any program, plan or practice to grant stock options or restricted stock awards to executives in coordination with the release of material non-public information. Typically, grants of share-based awards to executive officers include grants to other employees as well, unless the award is issued as part of a new employment arrangement with the Company. It is the Company’s current practice to grant awards of restricted stock instead of stock options. See detail of these payments at the “Summary Compensation Table.” The Company believes that by offering this type of incentive compensation, they have rewarded the highest quality management and will retain that management in the future. Share-based payments allow the executive officers to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals.

These types of awards usually have a vesting period of four to seven years, giving the executive officers an inducement to remain with the Company. There are no performance conditions associated with the share-based awards granted by the Company. However, some awards are granted with the potential for accelerated vesting, dependent on specified performance targets and Compensation Committee approval. In January 2007, the Compensation Committee approved accelerated vesting of a portion of stock options and restricted stock awards granted in December 2004 and 2005 due to the Company’s achievement of the performance target. The performance target was defined in this particular grant agreement as when and if the Company’s trailing four quarters of revenue exceeds $150 million in aggregate by December 15, 2007 with target EBITDA margins equal to or greater than 15%. After attainment of this performance target and approval by the Compensation Committee, vesting was accelerated to a seven year straight-line vesting schedule instead of the original seven-year back-loaded vesting schedule described in the award agreement. Award amounts and the timing of grants are based on the Compensation Committee’s review of the third party analysis discussed below.

The Compensation Committee also utilized the analysis of an independent compensation consultant to determine if the Company’s executive officer compensation, including long-term incentives like share-based payments, compared to its peers and a market average (see discussion under “Base Salary” for definition of these terms). The analysis showed that the Company’s executive officers receive greater long-term incentives like equity-based awards compared to its peers and the market midpoint, which is consistent in pay for companies that significantly outperform their peers. Specifically, the overall long-term incentive value provided to Company executives was approximately 220% of the external market midpoint. This result is closely aligned with the Company’s goals of rewarding the creation of value and high performance with variable compensation dependent on that performance.

Company Sponsored Benefit Plans

We provide named executive officers with primarily the same company sponsored health, welfare, and retirement benefits as all other employees, including life, health and disability insurance benefits, and a tax qualified retirement savings plan. The Company provides all employees with basic life insurance in the amount of two times annual salary with a $100,000 minimum benefit and up to a maximum benefit of $400,000. In addition to this life insurance benefit, the Company retains a $1.5 million life insurance policy for the CEO and another $1.5 million policy for the COO. The benefit on these policies is payable to the CEO’s or COO’s beneficiary, as applicable, upon death. We also provide a short-term and a long-term disability benefit to all employees, including our named executive officers, at no cost for 60% of base salary for up to 90 days.

Our 401(k) Employee Savings Plan is a tax-qualified retirement savings plan to which all employees, including the named officers, are able to contribute from 1% to 25% of their annual salary on a before-tax basis, up to the limits established by the Internal Revenue Code (the “Code”). The Company matches 25% of contributions up to 6% of salary. Employee contributions to the 401(k) Employee Savings Plan are vested upon contribution and Company matching funds are vested after 3 years of service.

Attributed costs of the these benefits described above for the named executive officers for the year ended December 31, 2006, are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 10.

Limited Perquisites

For the year ended December 31, 2006, we provided certain perquisites to our CEO, COO and VP-Client Development including an allowance to pay for an automobile used for personal benefit and reimbursement of organization and club dues. Our CEO also receives the use of administrative assistant services for personal matters. Effective April 1, 2007, the Compensation Committee changed the structure of executive compensation for these officers by eliminating these perquisites and increasing base salary $35,000 per year.

Attributed costs of the these benefits described above for the named executive officers for the year ended December 31, 2006, are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 10.

Severance Benefits

We have entered into employment agreements with our CEO, COO and current CFO, which also contain severance and change of control provisions. Although the employment agreements provide for the accelerated vesting of equity upon a change in control, additional payments under the agreements are only triggered upon termination of employment. We believe termination and change in control protection allows management to focus their attention and energy on our business without any distractions regarding the effects of a change in control. Further, such protections maximize stockholder value by encouraging management to objectively review any proposed transaction to determine whether such proposal is in the best interest of the stockholders. See further information of the specific benefits under the “Potential Payments upon Termination and/or Change in Control” section on page 17.

Amendment and Restatement of Employment Agreement After Fiscal Year End

On April 20, 2007, the Compensation Committee approved an amendment and restatement of our CEO’s employment agreement. See the description of the changes to the employment agreement under the “Employment Agreements - Mr. McDonald” section on page 11.

Separation Agreement Entered Into After Fiscal Year End

In January 2007, we entered into a separation agreement with Michael Hill, former Chief Financial Officer. Under the agreement, Mr. Hill will continue to perform his duties as an officer and employee of the Company until his employment is terminated on May 16, 2007. The Company will continue to pay Mr. Hill his base salary and benefits through the termination date. During the two month period commencing immediately after the termination date, the Company will continue to pay Mr. Hill an amount equal to his base salary, as well as an amount equal to his COBRA health insurance premiums. Severance salary payments are expected to be approximately $20,000. In addition, the remaining unvested stock options held by Mr. Hill on the date of termination will immediately vest on that date, subject to the satisfactory continued performance by Mr. Hill of his duties to the Company until the date of termination and final approval by the Compensation Committee. All remaining unvested restricted stock outstanding on the date of termination will be forfeited to the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code (“IRS Section 162(m)”), which limits the deductibility of certain executive officer compensation. Generally, our policy is to structure compensation so that executive compensation is tax deductible. However, in certain cases, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers while creating and improving shareholder value. For the fiscal year ended December 31, 2006, the total compensation of our CEO and COO including their base salary, cash incentive bonus, and vesting of restricted stock awards was in excess of $1,000,000. The amount of compensation in excess of $1,000,000 was not deductible for income tax purposes.

To ensure the deductibility of our annual performance based cash bonuses to executives, we are seeking stockholder approval of our Omnibus Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

The Compensation Committee

David S. Lundeen, Chariman

Max D. Hopper

Kenneth R. Johnsen

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006, including the Principal Executive Officer (“CEO”), the Principal Financial Officer (“CFO”), our former Principal Financial Officer and the three other most highly compensated executive officers based on total compensation:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Stock Options ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

John T. McDonald	2006	$250,000	$-	$337,403	$477,287	$750,000	$44,502	$1,859,192
Chairman of the Board
and CEO

Paul E. Martin (1)	2006	$71,667	$48,375	$47,800	$-	$48,375	$-	$216,217
CFO

Michael D. Hill (1)	2006	$121,029	$-	$16,896	$33,658	$42,350	$2,265	$216,198
Former CFO and Vice President - Strategic Finance

Jeffrey S. Davis	2006	$250,000	$-	$176,258	$214,429	$750,000	$29,035	$1,419,722
President and COO

Timothy J. Thompson	2006	$160,000	$-	$12,975	$26,485	$330,488	$12,052	$542,000
Vice President - Client
Development

Richard T. Kalbfleish	2006	$140,000	$15,650	$17,460	$27,942	$64,350	$1,543	$266,945
Vice President - Finance
& Administration

(1)
Mr. Hill served as Perficient's Chief Financial Officer through August 20, 2006. On August 21, 2006, Mr. Martin took over as Chief Financial Officer, and Mr. Hill moved into the position of Vice President of Strategic Finance. In January 2007, we entered into a separation agreement with Mr. Hill. Under the agreement, Mr. Hill will continue to perform his duties as an officer and employee of the Company until his employment is terminated on May 16, 2007.

(2)	Amounts listed represent discretionary bonuses awarded after fiscal year end to reward certain executives for favorable Company performance.

(3)
Amounts listed represent the amount of expense recognized for financial reporting purposes in 2006 for restricted stock and stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (As Amended), Share Based Payment (“SFAS 123R”) and includes amounts from awards granted prior to 2006. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount were disclosed in Note 7 to our consolidated financial statements for 2006 included in our annual report on Form 10-K filed with the SEC on March 5, 2007. No forfeitures of equity awards to the named executive officers occurred in 2006.

(4)
Amounts are earned and accrued during the fiscal year indicated and paid subsequent to the end of the fiscal year pursuant to our performance based Executive Bonus Plan, except Mr. Thompson, who earned and was paid amounts under the Business Development Executive Commission Plan throughout 2006.

(5)
Components of this column for Messrs. McDonald, Davis, and Thompson are described within the "All Other Compensation" table on page 11. Only Mr. McDonald, Mr. Davis, and Mr. Thompson received perquisites and other compensation that in the aggregate were greater than $10,000.

ALL OTHER COMPENSATION
Name	Year	401(k) Retirement Savings Plan ($)	Car Allowance ($)	Club Dues ($)	Life & Disability Insurance Premiums ($)	Total ($)

John T. McDonald	2006	$3,300	$25,680	$7,536	$7,986	$44,502

Jeffrey S. Davis	2006	$3,300	$15,703	$3,327	$6,705	$29,035

Timothy J. Thompson	2006	$1,421	$6,300	$4,331	$-	$12,052

For the year ended December 31, 2006, base salary accounted for approximately 10-30% and incentive compensation accounted for approximately 70-80% of total compensation for CEO, CFO, COO, and VP - Client Development. Benefits comprised an additional 1-2% of total compensation for the CEO, VP - Strategic Finance, COO, VP - Client Development and VP - Finance & Administration. For the VP-Strategic Finance and the VP-Finance & Administration, base salary was approximately 50-55% of total compensation, while incentive compensation was approximately 40-45% of total compensation. Benefits accounted for approximately 2% of total compensation for the VP-Client Development. Perquisites and personal benefits provided to the CFO, VP-Strategic Finance, and VP-Finance & Administration were not greater than $10,000 in the aggregate and therefore were not disclosed above in accordance with Item 402(c)(2)(ix)(A) of Regulation S-K.

Employment Agreements

Mr. McDonald

We have an employment agreement effective January 1, 2006 with Mr. McDonald which will expire December 31, 2008. Mr. McDonald's employment agreement provides for the following compensation:

•	an annual salary of $250,000;

•	an annual performance bonus of up to 200% of Mr. McDonald's annual salary in the event we achieve certain performance targets approved by our Board of Directors (“Mr. McDonald’s Target Bonus”); and

•	Death, disability, severance, and change in control benefits described below in the section titled “Potential Payments upon Termination or Change in Control.”

 Mr. McDonald has agreed to refrain from competing with us for a period of five years following the termination of his employment. As indicated above, Mr. McDonald’s employment agreement was amended and restated in April 2007. Effective April 1, 2007, the Compensation Committee increased the base salary for Mr. McDonald to $285,000.

On April 20, 2007, the Compensation Committee approved an amendment and restatement of Mr. McDonald’s employment agreement as follows:

•
To provide for the continued vesting of Mr. McDonald’s stock options and restricted stock awards outstanding as of April 20, 2007, in the event Mr. McDonald’s employment status changes and he takes a leave of absence approved by the Compensation Committee, or continues to serve as an officer or director of, or a consultant or advisor to the Company (and to further provide that such vesting will be accelerated if continued vesting would be prohibited by any applicable laws or regulations).

•
To provide that Mr. McDonald’s change in control severance benefits, described in greater detail below, will be paid upon a change in control regardless of whether his employment is terminated in connection therewith.

•	To clarify that the severance and change in control benefits payable to Mr. McDonald under his employment agreement are in consideration of his noncompetition covenants.

This amendment and restatement initially resulted from the Company’s review of the application of Sections 162(m), 280G, and 409A of the Code impacting the Company’s executive compensation arrangements including Mr. McDonald’s employment agreement. Pursuant to that review, the Company decided to provide for payment of Mr. McDonald’s change in control benefits regardless of a termination of employment to avoid the application of section 409A of the Code with respect to Mr. McDonald’s change in control benefits and to clarify that his change in control benefits will be paid in consideration for his agreement not to compete with the Company for a period of five years following his termination of employment.

In addition, in its review the Company observed that a post-employment continued vesting provision provided in Mr. McDonald’s prior employment agreement had been inadvertently removed when Mr. McDonald entered into his current employment agreement. Therefore, the Compensation Committee also provided in the amendment and restatement for the continued vesting of Mr. McDonald’s equity awards outstanding as of April 20, 2007. The Compensation Committee believes that it is appropriate to include this term in the employment agreement because during such period Mr. McDonald would continue to be subject to the noncompetition provisions of his employment agreement. In addition, the Compensation Committee believes that the relatively long vesting schedule of Mr. McDonald’s equity awards should not result in the forfeiture of those awards in the event Mr. McDonald’s status with the Company changes in circumstances where he either continues to provide services to the Company in a non-employee capacity or ceases to provide services during a leave of absence approved by the Compensation Committee.

Mr. Davis

We have an employment agreement effective July 1, 2006 with Mr. Davis which will expire June 30, 2009. Mr. Davis’s employment agreement provides for the following compensation:

•	an annual salary of $250,000;

•	an annual performance bonus of up to 200% of Mr. Davis’s annual salary in the event we achieve certain performance targets (“Mr. Davis’s Target Bonus”); and

•	death, disability, severance, and change in control benefits described below in the section titled “Potential Payments upon Termination or Change in Control.”

Mr. Davis has agreed to refrain from competing with us for a period of five years following the termination of his employment. Effective April 1, 2007, the Compensation Committee increased the base salary for Mr. Davis to $285,000. Mr. Davis’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time.

Mr. Martin

We have an agreement evidenced by an offer letter with Mr. Martin effective July 20, 2006, which was further amended effective September 1, 2006. The offer letter, as amended, provides for the following compensation:

•	an annual salary of $215,000;

•	a restricted stock grant of 50,000 shares of the Company’s common stock, vesting over five years;

•	an annual performance bonus of up to 40% of Mr. Martin’s base salary in the event we achieve certain performance targets; and

•	severance and change in control benefits described below in the section titled “Potential Payments upon Termination or Change in Control.”

In January 2007, the Compensation Committee increased Mr. Martin’s annual performance bonus to up to 60% of his base salary. Mr. Martin’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time.

GRANTS OF PLAN-BASED AWARDS

The following table details information previously discussed in the Compensation Discussion and Analysis related to share-based awards granted to executive officers during 2006:

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	Awards ($)(5)
John T. McDonald (1)	12/21/2006	-	-	-	175,000	$2,759,750
	N/A	$500,000	$625,000	$750,000	-	-
Paul E. Martin (1,2,3)	8/29/2006	-	-	-	50,000	675,500
	12/21/2006	-	-	-	19,987	315,195
	N/A	129,000	161,250	193,500	-	-
Michael D. Hill (2)	-	-	-	-	-	-
Jeffrey S. Davis (1)	12/21/2006	-	-	-	175,000	2,759,750
	N/A	500,000	625,000	750,000	-	-
Timothy J. Thompson (1)	12/21/2006	-	-	-	3,500	55,195
Richard T. Kalbfleish (1)	12/21/2006	-	-	-	6,532	103,010
	N/A	42,900	53,625	64,350	-	-

(1)
Mr. McDonald, Mr. Martin, Mr. Davis, Mr. Kalbfleish, and Mr. Thompson were granted 175,000 shares, 19,987 shares, 175,000 shares, 6,532 shares, and 3,500 shares of restricted stock, respectively, on December 21, 2006. Twenty percent of the grant will vest on each anniversary of the date of grant through 2011.

(2)
Mr. Hill served as Perficient's Chief Financial Officer through August 20, 2006. On August 21, 2006, Mr. Martin took over as Chief Financial Officer, and Mr. Hill moved into the position of Vice President of Strategic Finance.

(3)
Mr. Martin was granted 50,000 shares of restricted stock on August 29, 2006 in connection with his employment, which began on August 21, 2006. The grant will vest as follows: 5% on the first anniversary of the date his employment commenced, an additional 10% on the second anniversary of his employment date, an additional 25% on the third anniversary of his employment date, an additional 25% on the fourth anniversary of his employment date, and the final 35% on the fifth anniversary of service. Should Mr. Martin's employment cease other than for reasons outlined in his employment agreement, the remaining unvested shares will be forfeited to the Company.

(4)
Bonus amounts represent the amounts paid under the Executive Bonus Plan for 2006 performance as discussed in the Compensation Discussion & Analysis. Actual amounts paid out with respect to these bonuses have been reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 10.

(5)
Represents the grant date fair value of the restricted shares granted for purposes of SFAS 123R. The grant date fair value is based on the per share closing price of our common stock on the date of grant which was $13.51 on August 29, 2006 and $15.77 on December 21, 2006. Dividends are payable on shares of restricted stock at the same rate and at the same time that dividends are paid to stockholders generally; however, the Company has not historically and does not intend to pay dividends.

Please see the description of the Company’s Executive Bonus Plan in the section of the Compensation Discussion and Analysis titled “Performance Based Executive Bonus Plan” for a description of the Cash EPS and GAAP EPS targets established for the named executive officers with respect to the Company’s performance in 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents (1) the number of unexercised options held by each named executive officer at December 31, 2006 and (2) the number and payout value of unvested restricted stock awards at December 31, 2006 based on the per share closing price of $16.41 of our common stock on December 29, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Options				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)
John T. McDonald	5,679	-	$1.150	6/25/2012	148,750 (2)	$2,440,988
	36,356	-	1.250	9/21/2011	175,000 (3)	2,871,750
	63,000	-	1.250	1/1/2012	-	-
	225,000	75,000 (4)	2.280	12/11/2013	-	-
	250,000	-	3.750	3/28/2011	-	-
	60,000	340,000 (2)	6.310	12/15/2014	-	-
	50,000	-	14.688	1/16/2010	-	-

Paul E. Martin (1)	-	-	-	-	50,000 (5)	820,500
	-	-	-	-	19,987 (3)	327,987

Michael D. Hill (1)	9,875	15,625 (6)	3.000	1/21/2014	9,551 (2)	156,732

Jeffrey S. Davis	37,458	31,250 (4)	2.280	12/11/2013	74,375 (2)	1,220,494
	30,000	170,000 (2)	6.310	12/15/2014	175,000 (3)	2,871,750

Timothy J. Thompson	110,810	-	1.350	10/12/2011	7,163 (8)	117,545
	12,501	-	1.150	6/25/2012	3,500 (3)	57,435
	16,667	-	0.500	2/13/2013	-	-
	37,500	12,500 (4)	2.280	12/11/2013	-	-

Richard T. Kalbfleish	10,000	10,000 (7)	6.240	12/14/2014	9,551 (8)	156,732
	-	-	-	-	6,532 (3)	107,190

(1)
Mr. Hill served as Perficient's Chief Financial Officer through August 20, 2006. On August 21, 2006, Mr. Martin took over as Chief Financial Officer, and Mr. Hill moved into the position of Vice President of Strategic Finance.

(2)
Fifteen percent of the grant vested or became exercisable on December 15, 2006. In January 2007, the Compensation Committee approved the accelerated vesting of these options and awards, whereby two-sevenths of the total options or restricted stock awards granted, to the extent unvested, vested on January 1, 2007. The remainder will vest in annual installments (20% of the grant per year) beginning December 15, 2007.

(3)	Twenty percent of the grant will vest annually on December 21, beginning in 2007.

(4)	Twenty-five percent of the grant was exercisable on December 11, 2004 and the remainder is exercisable in annual installments over the subsequent 12 quarters.

(5)
Five percent of the grant will vest on August 21, 2007, an additional 10% will vest on August 21, 2008, an additional 25% will vest on August 21, 2009 and August 21, 2010, and the final 35% will vest on August 21, 2011.

(6)	Twenty-five percent of the grant was exercisable on January 21, 2005 and the remainder is exercisable in annual installments over the subsequent 12 quarters.

(7)	Twenty-five percent of the grant was exercisable on November 29, 2005 and the remainder is exercisable in annual installments over the subsequent 12 quarters.

(8)
Fifteen percent of the grant vested on December 15, 2006. In January 2007, the Compensation Committee approved the accelerated vesting of these awards, whereby one-sixth of the total options granted, to the extent unvested, vested on January 15, 2007. The remainder will vest in annual installments (20% of the grant per year) beginning December 15, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table presents stock options exercised by, and stock awards vested for, our named executive officers during 2006:

OPTION EXERCISES AND STOCK VESTED
	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

John T. McDonald	464,360	$6,464,386	26,250	$451,500

Paul E. Martin (1)	-	-	-	-

Michael D. Hill (1)	24,500	252,780	1,685	28,982

Jeffrey S. Davis	242,791	2,599,612	13,125	225,750

Timothy J. Thompson	-	-	1,264	21,741

Richard T. Kalbfleish	-	-	1,685	28,982

(1)
Mr. Hill served as Perficient's Chief Financial Officer through August 20, 2006. On August 21, 2006, Mr. Martin took over as Chief Financial Officer, and Mr. Hill moved into the position of Vice President of Strategic Finance.

(2)	Calculated as the aggregate market value of the shares received upon exercise on the exercise date net of the aggregate exercise price.

(3)	Calculated as the aggregate market value of the shares vesting on the vesting date, December 15, 2006.

Potential Payments upon Termination or Change in Control

As part of their employment agreements, Messrs. McDonald, Davis and Martin have certain provisions detailing payments due to them in the event of termination of their employment with the Company, including the resulting compensation from a change in control.

Mr. McDonald

Mr. McDonald’s employment agreement provides for the following death, disability, severance, and change in control benefits:

•	death benefits of a lump-sum payment equal to two multiplied by the sum of (i) Mr. McDonald’s annual salary and (ii) Mr. McDonald’s Target Bonus;

•	disability benefits paid over 24 months equal to two multiplied by the sum of (i) Mr. McDonald’s annual salary and (ii) Mr. McDonald’s Target Bonus;

•
acceleration of option and restricted stock vesting, and welfare benefits and the use of his office and administrative assistance for 24 months as well as severance benefits of a lump-sum payment equal to two multiplied by the sum of (i) Mr. McDonald’s annual salary and (ii) Mr. McDonald’s Target Bonus, if Mr. McDonald is terminated without cause; and

•
severance benefits, accelerated vesting and continued welfare benefits and office use as specified above if Mr. McDonald's employment is terminated for any reason at any time within the two year period following a change in control (which provision was amended in April 2007 to provide for immediate payment upon a change in control regardless of termination of employment).

In the event that any payment or benefit received by Mr. McDonald in connection with a change in control would constitute an “excess parachute payment” subject to an excise tax (a “4999 Excise Tax”), the Company will pay him a “gross up payment” intended to provide him with a net payment, after payment of all 4999 Excise Taxes and all taxes on the “gross up payment,” equal to what he would have received under his employment agreement had no 4999 Excise Taxes been imposed on the “excess parachute payments.” This amount is determined using the highest marginal federal, state or local tax rates, but takes into account the maximum reduction in federal income taxes that can be obtained from deduction of state and local taxes and any limitations applicable to individuals subject to the highest marginal federal income tax rate. Mr. McDonald may also elect to receive a lesser amount by eliminating the accelerated vesting on his stock options and restricted stock in order to decrease the 4999 Excise Taxes owed.

Mr. Davis

Mr. Davis’s employment agreement provides for the following death, disability, severance, and change in control benefits:

•	death benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus;

•	disability benefits of a lump-sum payment of one year’s annual salary and Mr. Davis’s Target Bonus, paid over 12 months;

•
severance benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination if Mr. Davis is terminated without cause;

•
severance benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns within 30 days after the appointment of a new Chief Executive Officer prior to a change in control;

•	immediate vesting of 50% of all unvested stock option grants and restricted stock grants previously awarded to Mr. Davis upon the occurrence of a change in control; and

•
severance benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination if Mr. Davis’s employment is terminated without cause at any time following a change in control.

To the extent payments and benefits to Mr. Davis in connection with a change in control would constitute “excess parachute payments” for purposes of Section 280G of the Code subject to 4999 Excise Taxes, Mr. Davis can elect to receive a lesser amount and eliminate the accelerated vesting of his unvested stock options and restricted stock in order to decrease or eliminate the 4999 Excise Taxes.

Mr. Martin

Mr. Martin’s employment agreement provides for the following severance, and change in control benefits:

•
severance benefits equal to six month’s annual salary if Mr. Martin is terminated without cause or resigns with good reason after 270 days of service with the Company, with such benefits increasing to one-year’s annual salary after 450 days of service;

•	immediate vesting of 50% of all unvested restricted stock grants previously awarded to Mr. Martin upon the occurrence of a change in control; and

•
severance benefits if Mr. Martin is terminated without cause within the first year after a change of control equal to (i) six month’s annual salary if the change of control occurs within the first 270 days of Mr. Martin’s service with the Company or (ii) one year’s annual salary if the change of control occurs thereafter, and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin.

Under the employment agreements with the aforementioned officers, each officer would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the aforementioned officers, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

Quantification of Potential Payments Upon Termination or Change in Control

The table below reflects the amount that could be payable under the various arrangements assuming that the triggering event set forth in the title of each column occurred on December 31, 2006. For purposes of determining Mr. McDonald’s tax gross up payment it is assumed that no amounts payable to him in connection with a change in control described above will be treated as attributable to reasonable compensation and no value will be attributed to his executing a non-compete agreement. Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a termination of employment or change in control actually occurs.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL
Name	Year	Severance	Accelerated Restricted Stock Vesting (1)	Accelerated Stock Option Vesting (2)	Continuation of Benefits (3)	Tax Gross-up Payment	Total
John T. McDonald (4)	2006	$1,500,000	$5,345,558	$4,493,750	$47,574	$3,481,805	$14,868,687
Paul E. Martin (5)	2006	107,500	1,148,492	-	12,044	-	1,268,036
Paul E. Martin (6)	2007	215,000	1,148,492	-	24,087	-	1,387,579
Jeffrey S. Davis (7)	2006	750,000	4,092,244	2,158,563	24,087	-	7,024,894
Timothy J. Thompson	2006	-	-	-	-	-	-
Richard T. Kalbfleish	2006	-	-	-	-	-	-

(1)	Calculated as the closing market price per share of our common stock on December 29, 2006 for the total number of restricted shares accelerated.

(2)	Calculated as the closing market price per share of our common stock on December 29, 2006 less the option price per share for the total number of options accelerated.

(3)
Represents the estimated present value of all future payments of benefits which would be paid to the specified executive officers under the Company's medical, disability, life, and dental insurance programs. In addition to these benefits, Mr. McDonald's benefits also include the estimated present value of the use of an office and administrative assistant for a period of two years after the separation date.

(4)
Upon a without cause termination or an involuntary or voluntary termination during the two years following a change in control, Mr. McDonald would receive each of the payments and benefits listed in the table above. Upon Mr. McDonald's death or disability, he would receive the severance payment only. No compensation is provided if Mr. McDonald voluntarily terminates or terminates for cause, except unpaid salary and bonus earned through the termination date. As indicated above, in April 2007 the Company amended Mr. McDonald’s employment agreement to provide for these payments upon a change in control regardless of whether Mr. McDonald’s employment is terminated during the two years following the change in control.

(5)
Upon the occurrence of a change in control, 50% of Mr. Martin's unvested restricted stock would immediately vest, amounting to $574,246 in compensation utilizing the assumptions discussed above. If Mr. Martin is terminated without cause within the first year after a change of control and within the first 270 days of Mr. Martin's service with the Company, he will receive each of the payments and benefits listed in the table above for 2006. Upon a without cause termination, for cause termination, or voluntary termination at December 31, 2006, Mr. Martin would receive no compensation except his unpaid salary and bonus earned through the termination date.

(6)
If the termination without cause within the first year after a change of control is after the first 270 days of Mr. Martin's service with the Company, he will receive each of the payments and benefits listed in the table above for 2007.

(7)
Upon a without cause termination, or a without cause termination following a change in control, Mr. Davis would receive each of the payments and benefits listed in the table above. Upon Mr. Davis's death or disability, he would receive the severance payment only. Upon the occurrence of a constructive termination, Mr. Davis would receive the severance payment and the continuance of benefits listed in the table above. If a change in control were to occur, 50% of Mr. Davis's unvested stock options and restricted stock would immediately vest, amounting to $3,125,404 in compensation utilizing the assumptions discussed above. If Mr. Davis were to terminate his employment with the Company for cause or voluntarily, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

The director compensation plan was amended by the Compensation Committee in November 2006. It provides for the following:

•
Each new Non-Employee Director of the Board will receive 1,950 shares of restricted stock which shall vest and become nonforfeitable in twelve equal quarterly installments beginning on the first quarterly anniversary of the date of grant;

•
On the date of each Annual Stockholders Meeting, each member of the Board who is continuing as a Non-Employee Director, whether or not that member is standing for re-election, will receive 650 shares of restricted stock vesting quarterly over one year;

•	On the date of each Annual Stockholders Meeting, the Chairman of the Audit Committee will receive 650 shares of restricted stock vesting quarterly over one year;

•
On the date of each Annual Stockholders Meeting, each Non-Employee Director serving on a committee will receive 650 shares of restricted stock vesting quarterly over one year with respect to each committee on which the Non-Employee Director continues to serve as a committee member;

•	Each Non-Employee Director will receive $2,000 for each regularly scheduled quarterly meeting of the Board attended in person or $1,000 if attended telephonically;

•	Each Non-Employee Director will receive $500 for each special meeting of the Board if attended in person or $250 if attended telephonically;

•	Each Non-Employee Director serving on the Audit Committee will receive $1,250 for each meeting of the Audit Committee attended in person or $750 if attended telephonically;

•	Each Non-Employee Director serving on the Compensation Committee will receive $1,000 for each meeting of the Compensation Committee attended in person or $500 if attended telephonically;

•	Each Non-Employee Director serving on the Nominating Committee will receive $500 for each meeting of the Nominating Committee attended in person or $250 if attended telephonically;

•	The Non-Employee Director serving as chairman of the Audit Committee will receive an additional $5,000 quarterly; and

•	The Non-Employee Director serving as chairman of the Compensation Committee will receive an additional $2,500 quarterly.

The following table provides information relating to total compensation amounts paid to Non-Employee Directors in 2006:

DIRECTOR COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Total ($)

Ralph C. Derrickson (4)	$9,000	$3,304	$13,712	$26,016

Max D. Hopper (5)	$11,250	$6,609	$-	$17,859

Kenneth R. Johnsen (6)	$5,500	$3,304	$13,712	$22,516

David S. Lundeen (7)	$41,750	$8,261	$-	$50,011

(1)
John T. McDonald, the Company's CEO and Chairman of the Board, is not included in this table since he is an employee and thus receives no compensation for his service as a Director. Mr. McDonald's compensation as an employee of the Company is shown in the "Summary Compensation Table" on page 10.

(2)
Restricted stock awards were awarded to Non-Employee Directors on November 16, 2006. Mr. Derrickson and Mr. Johnsen received 1,300 shares of restricted stock each with a total fair value of $24,232 on the award date, Mr. Hopper received 2,600 shares of restricted stock with a total fair value of $48,464 on the award date, and Mr. Lundeen received 3,250 shares of restricted stock with a total fair value of $60,580 on the award date. The grant date fair value of the restricted stock awards was based on the closing price of our common stock on the grant date of $18.64. Dividends are payable on shares of restricted stock at the same rate and at the same time that dividends are paid to stockholders generally; however, the Company has not historically and does not intend to pay dividends.

(3)
Amounts listed represent the amount of expense recognized for financial reporting purposes in 2006 for restricted stock and stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (As Amended), Share Based Payment (“SFAS 123R”) and includes amounts from awards granted prior to 2006. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount were disclosed in Note 7 to our consolidated financial statements for 2006 included in our annual report on Form 10-K filed with the SEC on March 5, 2007. No forfeitures of equity awards to the named executive officers occurred in 2006.

(4)
As of December 31, 2006, Mr. Derrickson had 30,000 option awards outstanding, of which 3,750 were not vested. These awards range in exercise price from $3.17 to $9.19. Mr. Derrickson had 1,300 shares of unvested restricted stock outstanding as of December 31, 2006 with a market value of $21,333, based on the closing price of our common stock of $16.41 on December 29, 2006.

(5)
As of December 31, 2006, Mr. Hopper had 55,000 option awards outstanding which were all vested. These awards range in exercise price from $0.79 to $9.19. Mr. Hopper had 2,600 shares of unvested restricted stock outstanding as of December 31, 2006 with a market value of $42,666, based on the closing price of our common stock of $16.41 on December 29, 2006.

(6)
As of December 31, 2006, Mr. Johnsen had 17,500 option awards outstanding, of which 3,750 were not vested. These awards range in exercise price from $3.17 to $9.19. Mr. Johnsen had 1,300 shares of unvested restricted stock outstanding as of December 31, 2006 with a market value of $21,333, based on the closing price of our common stock of $16.41 on December 29, 2006.

(7)
As of December 31, 2006, Mr. Lundeen had 25,000 option awards outstanding which were all vested. These awards have an exercise price of $9.19. Mr. Lundeen had 3,250 shares of unvested restricted stock outstanding as of December 31, 2006 with a market value of $53,333, based on the closing price of our common stock of $16.41 on December 29, 2006.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of our Common Stock as of March 30, 2007 for each Director and nominee for Director, each executive officer named in the Summary Compensation Table herein, and by all Directors (including nominees) and executive officers of the Company as a group.

Name and Company Position	Shares Beneficially Owned (1)	Percent of Class (2)
John T. McDonald, Chairman of the Board and CEO (3)	1,227,735	4.3%
Paul E. Martin, CFO	69,987	0.3%
Michael D. Hill, Former CFO and Vice President - Strategic Finance (4)	19,785	0.1%
Jeffrey S. Davis, President and COO (5)	300,375	1.1%
Timothy J. Thompson, Vice President - Client Development (6)	229,522	0.8%
Richard T. Kalbfleish, Vice President - Finance and Administration(7)	29,018	0.1%
David S. Lundeen, Director (8)	329,736	1.2%
Max D. Hopper, Director (9)	57,600	*
Kenneth R. Johnsen, Director (10)	16,300	*
Ralph C. Derrickson, Director (11)	28,800	*
Directors and officers as a group	2,308,858	8.3%

(1)	Represents our only class of voting common stock.

(2)
The percentage of Common Stock owned is based on total shares outstanding of 27,661,622 as of March 30, 2007, and including for each named executive officer the shares of common stock issuable upon the exercise of options issued to such executive officer and exercisable within 60 days of the date hereof.

(3)
Includes 685,399 shares of common stock issuable upon the exercise of options. Does not include options to purchase 415,001 shares of common stock that are not exercisable within 60 days of the date hereof. Mr. McDonald's total share ownership, including options that are not exercisable within 60 days of the date hereof, is 1,642,736.

(4)	Includes 9,000 shares of common stock issuable upon the exercise of options.

(5)
Includes 12,142 shares of common stock issuable upon the exercise of options. Does not include options to purchase 174,108 shares of common stock that are not exercisable within 60 days of the date hereof. Mr. Davis’s total share ownership, including options that are not exercisable within 60 days of the date hereof, is 474,483.

(6)	Includes 177,468 shares of common stock issuable upon the exercise of options.

(7)	Includes 11,250 shares of common stock issuable upon the exercise of options.

(8)	Includes 125,000 shares of common stock issuable upon the exercise of options.

(9)	Includes 55,000 shares of common stock issuable upon the exercise of options.

(10)	Includes 15,000 shares of common stock issuable upon the exercise of options.

(11)	Includes 27,500 shares of common stock issuable upon the exercise of options.

*	Represents less than 1% of the Company’s common stock outstanding as of March 30, 2007.

Security Ownership of Certain Beneficial Owners

The following table sets forth information for each entity that, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company’s common stock as of March 30, 2007:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
Robert H. Drysdale P.O. Box 3911 Incline Village, NV 89450	1,680,676	6.1%

Equity Compensation Plan Information

The following table provides information with respect to the equity securities that are authorized for issuance under our compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity-Compensation Plans Approved by Security Holders (1)	3,367,521	$3.99	1,571,625
Equity-Compensation Plans Not Approved by Security Holders (2)(3)	192,648	$4.61	--
TOTAL	3,560,169	$4.03	1,571,625

(1)
Represents shares issuable from the 9,189,063 shares authorized for issuance under the Perficient, Inc, 1999 Stock Option/Stock Issuance Plan. The automatic share increase program provides for an increase each year equal to 8% of the outstanding Common Stock on the last trading day in December of the previous year, but in no event will any such annual increase exceed 1,000,000 shares of Common Stock. Pursuant to our automatic share increase program, 1,000,000 additional shares were authorized for issuance under the Plan as of January 1, 2007. Also includes 500,000 shares reserved for issuance under the Perficient, Inc. Employee Stock Purchase Plan, which was approved by stockholders on November 17, 2005 Annual Meeting.

(2)
In connection with our acquisition of Javelin Solutions, Inc. and our acquisition of Primary Webworks, Inc. d/b/a Vertecon, Inc., we assumed Javelin's stock option plan and Vertecon's stock option plan and all the outstanding options thereunder. Each outstanding option under the Javelin plan and the Vertecon plan was converted into an option to purchase our Common Stock. No future awards may be made under the respective plans. These amounts include (i) options to purchase approximately 38,356 shares of our Common Stock exercisable for a weighted-average exercise price of $1.23 per share issued in connection with our assumption of the Javelin plan and (ii) options to purchase approximately 15,582 shares of our Common Stock exercisable for a weighted-average exercise price of $4.40 per share issued in connection with our assumption of the Vertecon plan. These options are fully vested and exercisable for a period of approximately 10 years from the date of grant. Upon termination of employment the options will be exercisable for 90 days.

(3)
The amounts include options to purchase 32,136 shares of our Common Stock with an exercise price of $16.94 per share, options to purchase 67,875 shares of our Common Stock with an exercise price of $3.36 per share, and options to purchase 38,699 shares of our Common Stock with an exercise price of $0.02 per share that were issues to certain employees of Compete, Inc. and assumed in connection with our May 2000 acquisition of Compete, Inc. These options are fully vested and exercisable for a period of 10 years from the date of grant. Upon termination of employment the options will be exercisable for the remainder of their option term.

PROPOSAL 2. ADOPTION OF THE OMNIBUS INCENTIVE PLAN

Background of the Incentive Plan

The Board of Directors has recommended, subject to stockholder approval, the approval and adoption of the Perficient, Inc. Omnibus Incentive Plan (the “Incentive Plan”). The material features of the Incentive Plan are described below. The purposes of the Incentive Plan are to attract and retain able persons as employees and provide such employees with incentive and reward opportunities designed to enhance our profitable growth. The Incentive Plan is further intended to provide us with flexibility to motivate the employees and officers upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent. We will seek to achieve the Incentive Plan’s purposes by providing grants of (i) performance awards (“Performance Awards”) (ii) annual incentive awards (“Annual Incentive Awards”), (iii) discretionary awards (“Discretionary Awards”) or (iv) a combination of such awards (collectively referred to as “Awards”). Awards under the Incentive Plan may be paid in cash or in shares of our common stock. Any shares of our common stock used to settle Awards will be issued under the 1999 Stock Option/Stock Issuance Plan (“1999 Plan”) and will count against the maximum number of shares that may be issued under section 1.5(b) of the 1999 Plan. If approved, the Incentive Plan will be effective as of January 1, 2007 (the “Effective Date”).

Reasons for Seeking Approval of the Incentive Plan

We are requesting that stockholders ratify the adoption of the Incentive Plan so that Awards under the Incentive Plan which are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will be fully deductible by us. Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers (“Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any one year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). We intend that Annual Incentive Awards and Performance Awards made pursuant to the Incentive Plan will qualify for exemption from the deduction limitations of Section 162(m) of the Code. Accordingly, we are asking our stockholders to approve the Incentive Plan so that Performance Awards and Annual Incentive Awards under the Incentive Plan which are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code will be fully deductible by us. We do not intend that Discretionary Awards under the Plan qualify as “performance-based compensation” under Section 162(m) of the Code. No Discretionary Award will be granted to a Covered Employee in order to increase the amount of Annual Incentive Award or Performance Award that would have been paid had the applicable performance targets been met. Rather, any Discretionary Award granted to a Covered Employee will be independent from any Annual Incentive Award or Performance Award that may have also been granted to such Covered Employee and payment of the Discretionary Award will be conditioned on the terms and conditions of such Discretionary Award.

Consequences of Failing to Ratify the Incentive Plan

In the event our stockholders fail to approve the proposal to adopt and approve the Incentive Plan, the Incentive Plan will not become effective and the Annual Incentive Awards granted with respect to our 2007 performance described below will not be paid. In such event, we will be required to re-evaluate our compensation structure to ensure that it remains competitive. This evaluation may result in the modification of the amount and types of compensation that is payable to our Covered Employees and such compensation may not be fully deductible due to the limitations of Section 162(m) of the Code.

Plan Benefits

Since all Awards will be made at the discretion of the Compensation Committee, it is not possible to determine the amount, timing or recipients of future Awards. Therefore, it is not presently possible to determine the benefits or amounts that will be received by particular eligible persons or groups pursuant to the Incentive Plan in the future. However, the Compensation Committee has established performance goals with respect to Annual Incentive Awards for 2007. If all of the goals are attained the currently estimated maximum amount payable pursuant to those Annual Incentive Awards based upon current base salaries of the participants is set forth in the following table.

Name and Principal Position	Maximum Dollar Amount Payable Upon Attainment of 2007 Performance Goals

John T. McDonald	$855,000
Chairman and Chief Executive Officer

Jeffrey S. Davis	$855,000
President and Chief Operating Officer

Paul E. Martin	$193,500
Chief Financial Officer

Timothy J. Thompson	$0
Vice President of Client Development

Richard T. Kalbfleish	$64,350
Controller, Vice President of Finance and Administration

All Executives as a Group	$1,967,850
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$5,332,150

Total	$7,300,000

Summary of the Material Terms of the Incentive Plan

The following summary describes the principal features of the Incentive Plan.

Administration of the Incentive Plan

The Compensation Committee will administer the Incentive Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event our Board of Directors chooses to take action under the Incentive Plan. Unless otherwise limited by the Incentive Plan, our listing agreement with NASDAQ, Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), or the Code, the Compensation Committee has broad discretion to administer the Incentive Plan, interpret its provisions, and adopt policies for implementing the Incentive Plan. This discretion includes the power to determine to whom and when Awards will be granted, determine the amount of such Awards (measured in cash, shares of our common stock, or as otherwise designated), prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), terminate, modify or amend the Incentive Plan (subject to ratification by our Board of Directors), and exercise and perform all other rights, duties and responsibilities permitted or required under the Incentive Plan.

Eligibility to Participate

All employees and all of our officers and the officers of our subsidiaries or parent (each an “Eligible Person”) are eligible to participate in and receive awards under the Incentive Plan. As of March 30, 2007, there are approximately 875 Eligible Persons. Each Eligible Person who is designated by the Compensation Committee to receive an Award under the Incentive Plan will be a “Participant.” An employee on leave of absence may be considered still employed by us and/or our subsidiaries or parent for determining eligibility under the Incentive Plan. Any individual granted an Award which remains outstanding under the Incentive Plan will continue to be a Participant for purposes of the Incentive Plan.

Authorized Awards

Performance Awards. The Compensation Committee may designate that certain Awards granted under the Incentive Plan constitute Performance Awards. A Performance Award is a conditional Award to receive after the end of a specified fiscal year or other period specified by the Compensation Committee a cash payment, shares of our common stock or other property determined by the Compensation Committee based upon one or more performance goals. The achievement of performance goals in respect of Performance Awards will be measured over a performance period of up to five years, as specified by the Compensation Committee.

Annual Incentive Awards. The Compensation Committee may designate that certain Awards granted under the Incentive Plan constitute Annual Incentive Awards. An Annual Incentive Award is a conditional Award to receive after the end of a specified fiscal year or other twelve (12) month period specified by the Compensation Committee a cash payment, shares of our common stock or other property determined by the Compensation Committee based upon one or more performance goals.

Discretionary Awards. The Compensation Committee may designate that certain Awards granted under the Incentive Plan constitute Discretionary Awards. Discretionary Awards shall be subject to such terms and conditions as the Compensation Committee determines, including the performance goals set forth below. Discretionary Awards are not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, but such Awards will be subject to the maximum limit on Plan Awards set forth below.

Performance Goals. The performance goals for Performance Awards and Annual Incentive Awards will consist of one or more of the following business criteria applicable to us on a consolidated basis and/or (excluding total stockholder return and earnings per share criteria) for specified subsidiaries or business or geographical units: (i) earnings per share (including cash earnings per share and GAAP earnings per share); (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow return; (v) return on net assets, return on assets, return on investment, return on capital, or return on equity; (vi) economic value added; (vii) operating margin or contribution margin; (viii) net income; net income per share; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (ix) total stockholder return; (x) debt reduction; and (xi) any of the above or similar goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies, including the group selected by us for purposes of the stock performance graph contained in this proxy statement. Cash earnings per share is a performance measure defined as net income plus amortization of intangibles and stock compensation, including related tax effects, divided by shares used in computing diluted net income per share, which is not in compliance with Generally Accepted Accounting Principles (“GAAP”).

Adjustment Due to Material Changes. At the time the performance goals are set with respect to Performance Awards and Annual Incentive Awards, such goals will specify the extent to which acquisitions, dispositions and equity financings will modify the determination of whether such performance goals have been met for the applicable performance period. The Committee may, also, to the extent permitted by Section 162(m) of the Code, adjust the performance goals based on objective criteria in the event of any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or any material change in accounting policies or practices affecting the Company and/or the performance goals, if the event was not anticipated at the time the performance goals were established to neutralize the effect of the event on the applicable Award.

Settlement of Awards. Performance Awards and Annual Incentive Awards will be settled (i.e., paid) after the end of each performance period and calculation of the amount of the Awards (including, to the extent applicable, the certification of the attainment of such Awards for Covered Employees, as described below) based on the attainment of the applicable performance goals. Discretionary Awards will be settled (paid) upon satisfaction of the conditions in such awards. Settlement of Awards will be in cash, shares of our common stock, or other property, as determined by the Compensation Committee and set forth in an Award agreement. Any shares of common stock awarded in settlement of an Award may be subject to a vesting schedule as determined by the Compensation Committee.

Section 162(m) Requirements

Performance Awards and Annual Incentive Awards granted to Covered Employees which are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code must comply with the following additional requirements:

Establishment of Performance Goals. Performance goals must be established by the Compensation Committee not later than the earlier of (i) ninety (90) days after the beginning of any performance period, (ii) the expiration of twenty-five percent (25%) of the performance period applicable to such Awards, or (iii) such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

Calculation of Awards. Not later than ninety (90) days following the expiration of each performance period, or at such other date as may be required or permitted under Section 162(m) of the Code, the Compensation Committee must calculate the amount of the Performance Award or Annual Incentive Award payable to each Covered Employee. Such amount will be based upon the achievement of one or more of the performance goals described above in the given performance period and will be subject to the limitation on Awards described below. The Compensation Committee must certify that the applicable performance goals were met prior to the payment of any such Awards to a Covered Employee.

Adjustment of Awards. The Compensation Committee may not exercise discretion to increase any amount payable to a Covered Employee in respect of a Performance Award or Annual Incentive Award subject to the requirements of Section 162(m) of the Code. No pro rata payment of any such Award that is subject to the requirements of Section 162(m) of the Code may be made to a Covered Employee except in the event of such Participant’s death, disability, termination without “Cause,” resignation for “Good Reason” or a “Change of Control,” as such terms are defined in the Incentive Plan.

Deferral of Awards. In the event that payment of a Performance Award or an Annual Incentive Award to a Covered Employee, would not be deductible by us pursuant to Section 162(m) of the Code, then payment of the amount of such Award which is not deductible will automatically be deferred, with interest equivalent to 120% of the long term applicable federal rate, up to earliest of (i) the date at which we reasonably anticipate that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code or (ii) the date which is six (6) months and one (1) day following the Covered Employee’s termination of employment.

Limitation on Awards

A Participant under the Incentive Plan will be eligible to receive an Award pursuant to the terms of the Incentive Plan subject to any limitations imposed by appropriate action of the Compensation Committee. The maximum amount of compensation that can be paid pursuant to the Plan with respect to any twelve (12) month period specified by the Compensation Committee to Eligible Persons likely to be Covered Employees is $2,000,000. In the case of Performance Awards which are based on a period in excess of twelve (12) months, or Discretionary Awards that are based on a period in excess of twelve (12) months, this annual limit will be multiplied by the number of years, or portions thereof in the performance or award period (e.g., if the performance period is 24 months, the limit will be $4,000,000). In the event that Awards granted under the Incentive Plan are settled in shares of our common stock, this per person Award limit will be determined based on the “Fair Market Value” (as defined in the Incentive Plan) of such shares on the date the Award is settled. Additionally, no Award may be settled in shares of our common stock if such Award relates to a number of shares which exceeds the number of shares which remain available under the 1999 Plan minus the number of shares issuable in settlement of or relating to outstanding awards under the 1999 Plan.

Stock Awards under the Incentive Plan

The maximum aggregate number of shares of our common stock that may be issued under the 1999 Plan in settlement of Awards under the Incentive Plan (subject to any adjustment due to recapitalization or reorganization permitted under the 1999 Plan) will not exceed a number equal to (i) 1,078,003 shares of our common stock (the number of shares available for awards under the 1999 Plan as of the Effective Date), plus (ii) the number of shares that become available for issuance under the 1999 Plan after the Effective Date with respect to awards that lapse or are terminated and with respect to which shares are not issued.

If any shares of our common stock subject to any award under the 1999 Plan, including stock granted for the purpose of settling Awards under the Incentive Plan, is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an award is forfeited, terminated, is settled in cash in lieu of shares of our common stock or is otherwise terminated without a delivery of shares to a Participant, the shares that were subject to that award will again be available for issue, transfer or exercise pursuant to awards under the 1999 Plan (to the extent allowable by law). The shares of our common stock issued pursuant to the 1999 Plan may be authorized but unissued shares, shares held by us in treasury, or shares which have been reacquired by us including shares which have been bought in the open market for the purposes of the 1999 Plan.

Other Provisions

Tax Withholding. A Participant’s tax withholding with respect to an Award will be satisfied by withholding from any payment related to the Award or, with respect to Awards settled in our Common Stock, at the discretion of the Compensation Committee and subject to conditions that the Compensation Committee may impose, by the withholding of shares of stock based on the fair market value of the shares.

Amendment and Termination. The Board of Directors may amend or terminate the Incentive Plan or the Compensation Committee’s authority to grant Awards under the Incentive Plan without the consent of stockholders or Participants. However, our Board of Directors may condition any such amendment on the approval of our stockholders if such approval is necessary or advisable under tax, securities or other applicable laws, policies or regulations. No amendment or termination of the Incentive Plan may adversely affect any Award previously granted under the Incentive Plan without written consent of the affected Participant. Except as prohibited by applicable law (including, without limitation, Section 162(m) of the Code), the Compensation Committee may amend or terminate any outstanding Award, or waive any conditions or rights under such Award, but any such amendment or termination may require the consent of the Participant.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the Incentive Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences or additional guidance that may be issued by the U.S. Treasury Department under Section 409A of the Code. You should consult with your tax advisor concerning the specific tax consequences of participating in the Incentive Plan.

Cash Awards. A Participant will recognize ordinary compensation income (subject to withholding, as discussed under “Withholding” below) upon receipt of cash pursuant to a cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon.

Stock Awards. A Participant will generally recognize ordinary compensation income (subject to withholding, as discussed under “Withholding” below) upon receipt of shares of our common stock pursuant to a Stock Award equal to the fair market value of the shares received; provided, however, that if the shares are not transferable and are subject to a substantial risk of forfeiture when received (e.g., the shares are “restricted stock”), a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares (i) when the shares first become transferable and are no longer subject to a substantial risk of forfeiture in cases where a Participant does not make an valid election under Section 83(b) of the Code or (ii) when the shares are issued in cases where a Participant makes a valid election under Section 83(b) of the Code.

Withholding. A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to shares of our common stock or cash received. Dividends that are received by a Participant prior to the time that the receipt of shares of our common stock becomes taxable to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the shares received by a Participant will equal the amount recognized by the Participant as ordinary compensation income under the rules described in the preceding sentence and preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the date on which the Participant recognizes ordinary income compensation with respect to such shares.

Subject to the discussion immediately below, we (or our subsidiaries) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the ordinary compensation income recognized by a Participant under the foregoing rules.

Tax Code Limitations on Deductibility. For the amounts described above to be deductible by us (or by our subsidiaries), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (and the ability of our subsidiaries) to obtain a deduction for future payments under the Incentive Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (and the ability of our subsidiaries) to obtain a deduction for amounts paid under the Incentive Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to a Covered Employee to $1,000,000 during any taxable year. Although the Incentive Plan has been drafted to satisfy the requirements for the performance-based compensation exception to this $1,000,000 deduction limit with respect to Performance Awards and Annual Incentive Awards, we may determine that it is in our best interests not to satisfy the requirements for the exception. Further, we may grant Discretionary Awards which do not qualify as performance-based compensaation under Section 162(m) of the Code. In the case of Performance Awards or Annual Incentive Awards, the amount of any such Award payable to a Covered Employee that would not be deductible under Section 162(m) of the Code will be deferred until payment of such Award will satisfy the requirements for deductibility under the code. See“Section 162(m) Requirements—Deferral of Awards,” above. This automatic deferral feature does not apply to grants of Discretionary Awards.

Application of Code Section 409A. Code Section 409A imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Code Section 409A, “nonqualified deferred compensation” includes certain equity-based incentive programs, including performance award programs. Generally speaking, Code Section 409A does not apply to incentive awards that are paid at the time the award vests. Likewise, Section 409A typically does not apply to restricted stock. Code Section 409A does, however, apply to incentive awards the payment of which is delayed beyond the calendar year in which the award vests.

Awards made pursuant to the Incentive Plan are designed to comply with the requirements of Code Section 409A to the extent such awards are not exempt from coverage. However, if the Incentive Plan fails to comply with Code Section 409A in operation, a Participant could be subject to the additional taxes and interest.

The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes. The U.S. federal income tax consequences associated with the issuance of shares of our common stock to nonresident aliens depends upon a number of factors, including whether such issuance is considered to be U.S. source income and whether the provisions of any treaty are applicable. The acquisition, ownership or disposition of shares of our common stock may also have tax consequences under various state, local and foreign laws.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter will be required to approve the Incentive Plan. Accordingly, abstentions and “broker non-votes” will have no effect on the outcome of the vote to approve the Incentive Plan assuming a quorum is present or represented by proxy at the Meeting. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted in favor of approval of the Incentive Plan.

In the event the stockholders do not approve the Incentive Plan, the Incentive Plan will not become effective and the performance-based awards contemplated for 2007 described above will not be paid. In such event, we will be required to re-evaluate our compensation structure to ensure that it remains competitive for our industry. This evaluation may result in the modification of the amount and types of compensation that will be payable to our Covered Employees which compensation may not be fully deductible due to the limitations of Section 162(m) of the Code.

The Board of Directors recommends a vote "FOR" the proposal to adopt and approve our 2007 Omnibus Incentive Plan.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures.

The Audit Committee also has discussed with the Company’s independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

David S. Lundeen (Chairman)
Max D. Hopper
Ralph Derrickson

INDEPENDENT PUBLIC ACCOUNTANTS

The following table discloses the approximate fees paid to BDO Seidman, LLP ("BDO Seidman") for the fiscal years ending December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005
Audit fees	$767,000	$1,056,000
Audit-related fees	2,100	5,000
Tax fees	--	--
All other fees	--	--
Total fees	$769,100	$1,061,000

Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and of management's assessment and the operating effectiveness of internal control over financial reporting included in our Annual Report on Form 10-K, the quarterly reviews of financial statements included in our Quarter Reports on Form 10-Q, other statutory or regulatory filings, and services that are normally provided in connection with such filings.

Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our annual or quarterly financial statements.

On March 16, 2007, the Company dismissed BDO Seidman as its principal accountants. The Audit Committee of the Company’s Board of Directors participated in, recommended and authorized the decision to change its principal accountants.

The audit reports of BDO Seidman on the Company's financial statements as of December 31, 2006 and 2005 and for the years then ended did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of BDO Seidman on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as discussed below. BDO Seidman’s audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 indicated that the Company did not maintain effective internal control over financial reporting because of a material weakness on the achievement of the objectives of the control criteria and contained an explanatory paragraph that stated the Company did not maintain a sufficient number of personnel to fill key accounting functions which resulted in the following: the assignment of existing accounting staff to incompatible duties, the Company’s limited reliance on preventive and application controls and over reliance on detective controls, and the lack of detail reviews of key spreadsheet controls. BDO Seidman’s audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 indicated that in BDO Seidman’s opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006.

During the two years ended December 31, 2006 and through March 16, 2007, there were no disagreements between the Company and BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or matter of the kind described in Item 304(a)(1)(v) of Regulation S-K, which if not resolved to the satisfaction of BDO Seidman, would have required BDO Seidman to make reference to the subject matter of such disagreement in connection with its opinion on the financial statements of the Company for such years. During the Company’s two years ended December 31, 2006 and through March 16, 2007, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K, except that BDO Seidman advised the Company of the material weakness identified in internal controls over financial reporting for the year ended December 31, 2005 as discussed above.

The Company engaged the accounting firm of KPMG LLP to serve as its principal accountants as of March 22, 2007. During the fiscal years ended December 31, 2006 and 2005, and through March 21, 2007, the Company did not consult with KPMG on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Representatives of KPMG LLP are expected to be telephonically available during the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions. Representatives of BDO Seidman are not expected to be present at the Meeting.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit services, and non-audit services that are permitted by applicable laws and regulations, that are to be performed by our independent auditors. As part of those policies and procedures, the Audit Committee has pre-approved specific audit and audit-related services that may be provided by our independent auditors subject to certain maximum dollar amounts. No further approval by the Audit Committee is required in advance of services falling within the specific types of services and cost-levels included in the pre-approved services. Any proposed services not specifically pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Based solely on a review of the copies of reports furnished to us and written representations from our executive officers, directors and persons who beneficially own more than ten percent of our equity securities, we believe that, during the preceding year, all filing requirements applicable to our officers, directors and ten percent beneficial owners under Section 16(a) were satisfied except that the following individuals failed to timely file a Statement of Change in Beneficial Ownership on Form 4:

John T. McDonald	Chairman of the Board and Chief Executive Officer
David S. Lundeen	Director

RELATED PARTY DISCLOSURE

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Directors and Officers Questionnaires and Business Ethics and Code of Conduct policies.

Directors and Officers Questionnaires are distributed to executive officers and directors at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, executive officers and directors are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since January 1, 2006, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (i) the individual, (ii) any director or executive officer of the Company, (iii) a nominee for director, (iv) an immediate family member of a director or executive officer of the Company, (v) an immediate family member of a nominee for director, (vi) a security holder of 5% or more of the Company’s common stock, or (vii) an immediate family member of the security holder (if a transaction in which the person had a direct or indirect material interest occurred or existed). Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. No such transaction was entered into since January 1, 2006 other than the Employment Agreements described on pages 11-12 of this Proxy Statement.

It is the policy of the Company that all employees, directors and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Code of Conduct for employees and in the Financial Code of Ethics for the CEO, CFO and Other Senior Financial Officials, both adopted by the Board of Directors. These policies are available on the Company’s external and internal websites and accessible to all employees. All Company employees must deal with vendors, customers and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest can arise from any of the following:

•
a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company's business with respect to such business or organization;

•	serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company; and

Relationships, including business, financial, personal and family, may give rise to conflicts of interest or the appearance of a conflict. Employees should carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•
Employees and directors should not have an undisclosed relationship with, or financial interest in, any business that competes or deals with the Company; provided that the ownership of less than 1% of the outstanding shares, units or other interests of any class of publicly traded securities is acceptable.

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.

•	Employees should comply with the policies set forth in this Code regarding the receipt or giving of gifts, favors or entertainment.

•
A full-time employee should obtain the approval of his or her supervisor before serving as a trustee, regent, director or officer of a philanthropic, professional, national, regional or community organization or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company's business.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.

•	Employees should purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any stockholder proposals intended to be presented at Perficient's next annual meeting of stockholders must be received by Perficient at its offices at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746, on or before September 30, 2007 for consideration for inclusion in the proxy material for such annual meeting of stockholders.

For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2008 Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if: (1) management receives notice of the proposal before the close of business on September 30, 2007, and advises stockholders in the 2008 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) management does not receive notice of the proposal prior to the close of business on September 30, 2007. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Perficient at its offices at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746.

OTHER MATTERS

The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

FORM 10-K, AS AMENDED

Perficient will furnish, without charge to each person solicited and to each beneficial owner of its securities, on the written request of such person, a copy of its Annual Report on Form 10-K, as amended, except for the exhibits to such Form 10-K but including the financial statements filed with such Form 10-K. Perficient will furnish any exhibit to the Form 10-K upon the payment of a reasonable fee which shall be limited to its reasonable expenses in furnishing such exhibit. Requests should be directed to Mr. Paul E. Martin, Perficient, Inc., One CityPlace Drive, Suite 190, St. Louis, MO, 63141, telephone number (314) 785-1470.

By Order of the Board of Directors /s/ Paul E. Martin Paul E. Martin Secretary April 30, 2007

PROXY

PERFICIENT, INC.

ANNUAL MEETING OF STOCKHOLDERS – TO BE HELD

June 26, 2007

YOUR VOTE IS IMPORTANT

▼FOLD AND DETACH HERE ▼

PROXY

PERFICIENT, INC.

1120 South Capital of Texas Highway
Suite 220, Building 3
Austin, Texas 78746

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. McDonald, with full power of substitution, as proxy for the undersigned, to attend the annual meeting of stockholders of Perficient, Inc. ("Perficient"), to be held at Perficient's headquarters at 1120 South Capital of Texas Highway, Suite 220, Building 3, Austin, Texas 78746 on June 26, 2007 at 9:00 a.m., Central Time, or any adjournment thereof, and to vote the number of shares of Common Stock of Perficient that the undersigned would be entitled to vote, and with all the power and undersigned would possess, if personally present, as follows.

(Continued and to be signed and dated on the reverse side)

VOTE BY TELEPHONE OR INTERNET
QUICK ★★★ EASY ★★★ IMMEDIATE

PERFICIENT, INC.

Voting by telephone or Internet is quick, easy and immediate. As a Perficient, Inc. shareholder, you have the option of voting your shares electronically through the internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone can be submitted up until 7:00 p.m., Eastern Time, on the day before the meeting date.

To Vote Your Proxy by Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone
1-866-894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

▼ FOLD AND DETACH HERE ▼

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

☒ **Please mark votes as in this sample.**

1. ELECTION OF DIRECTORS: FOR ☐ WITHHOLD AUTHORITY ☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)

01 – John T. McDonald
02 – Ralph C. Derrickson
03 – Max D. Hopper
04 – Kenneth R. Johnsen
05 – David S. Lundeen

2. PROPOSAL TO APPROVE THE OMNIBUS INCENTIVE PLAN. FOR ☐ AGAINST ☐ ABSTAIN ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ Signature ______________________ Date ________________, 2007

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.